Exhibit 99.B(d)(5)

FIRST AMENDMENT TO EXPENSE LIMITATION AGREEMENT

This First Amendment, dated as of December 30, 2013 is entered into between PNC Capital Advisors, LLC a Delaware limited liability company (the “Adviser”), and PNC Funds, a Delaware statutory trust.

WHEREAS, the Adviser and PNC Funds have entered into an Expense Limitation Agreement dated September 27, 2013 (the “Expense Limitation Agreement”) under which the Adviser agrees to waive its fees and/or reimburse expenses (or cause its affiliates to waive their fees and/or reimburse expenses) to the extent necessary so that the “total annual fund operating expenses” or “other expenses” (as defined in Form N-1A) for each class of the Funds listed on Exhibit A and B, respectively, of the Expense Limitation Agreement do not exceed the percentage of average daily net assets set forth in Exhibit A and Exhibit B, respectively, of the Expense Limitation Agreement;

WHEREAS, the Adviser and PNC Funds mutually agree to revise the expense limitation as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree to replace Exhibit A of the Expense Limitation Agreement with the following:

EXHIBIT A

Fund	Cap on Total Annual Fund Operating Expenses (calculated as a percentage of average daily net assets)

	Class A Shares	Class C Shares	Class I Shares	Class R4 Shares	Class R5 Shares
Balanced Allocation Fund	1.29%	2.00%	1.00%	N/A	N/A
International Equity Fund	1.28%	1.98%	0.98%	N/A	N/A
Large Cap Core Fund	1.22%	1.94%	0.94%	N/A	N/A
Large Cap Growth Fund	1.28%	1.98%	0.98%	N/A	N/A
Large Cap Value Fund	1.28%	1.98%	0.98%	N/A	N/A
Multi-Factor Small Cap Core Fund	1.23%	N/A	0.95%	N/A	N/A
Multi-Factor Small Cap Growth Fund	1.23%	1.95%	0.95%	N/A	N/A
Multi-Factor Small Cap Value Fund	1.53%	2.25%	1.25%	N/A	N/A
Small Cap Fund	1.29%	1.99%	0.99%	N/A	N/A
High Yield Bond Fund	1.01%	N/A	0.75%	N/A	N/A
S & P 500 Index Fund*	0.45%	1.20%	0.20%	0.35%	0.25%
Mid Cap Index Fund*	N/A	N/A	0.25%	0.40%	0.30%
Small Cap Index Fund*	N/A	N/A	0.25%	0.40%	0.30%
Intermediate Tax Exempt Bond Fund	0.81%	1.53%	0.53%	N/A	N/A
Maryland Tax Exempt Bond Fund	0.81%	1.53%	0.53%	N/A	N/A
Tax Exempt Limited Maturity Bond Fund	0.81%	N/A	0.53%	N/A	N/A

*The cap on Total Annual Fund Operating Expenses will be effective for at least a one year period ending December 30, 2014.

Except to the extent amended hereby, the Expense Limitation Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

PNC Capital Advisors, LLC

By:	/s/Kevin A. McCreadie
Name: Kevin A. McCreadie
Title: President

PNC Funds

By:	/s/Jennifer E. Spratley
Name: Jennifer E. Spratley
Title: Vice President